DYADIC INTERNATIONAL APPOINTS NEW BOARD MEMBER

JUPITER, FL – January 11, 2021 Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to accelerate development, lower production costs, and improve the performance of biologic vaccines and drugs at flexible commercial scales, today announced the appointment of Patrick Lucy, to its Board of Directors, effective January 8, 2021. Mr. Lucy will serve as an independent director and a member of the Board's Science and Technology Committee. The size of Dyadic’s Board was increased from six to seven members with this appointment.

Chairman of the Board, Michael Tarnok, stated, “We are pleased to welcome Mr. Lucy as an additional independent director. Mr. Lucy is an accomplished biotechnology industry executive with over 29 years of relevant experience. He is an ideal addition to Dyadic's team as we continue to drive our business strategy forward to build deeper relationships with our collaborators and to speed the adoption and commercialization of our C1 gene expression platform to help make healthcare more accessible and affordable to patients globally.”

Mark Emalfarb, Dyadic’s Chief Executive Officer commented, “I have known Patrick for over two decades. His extensive experience in the development, adoption and commercialization of cell lines used in the biopharmaceutical industry will be extremely helpful in guiding our strategic scientific and commercialization efforts. We are very excited to have Patrick join Dyadic’s board of directors.”

Mr. Lucy commented, "I am very familiar with Dyadic and the development of their C1 expression system. I have also known two members of the Board of Directors who are members of the US National Academy of Engineering. I am confident that I can contribute to the successful commercialization of C1 and achieving the Company's goal of reducing cost and improving access to a wide range of biologic vaccines and drugs.”

Mr. Lucy is currently the President and Chief Operating Officer of Lykan Bioscience a privately held cell therapy contract manufacturing organization based in Hopkinton, MA. Prior to Lykan, Mr. Lucy co-founded Pfenex Inc. within The Dow Chemical Company in 2001. He was a member of the leadership team and led the commercial launch of the Pfenex platform in 2005 through the spin out of the business from Dow in 2009. Mr. Lucy was subsequently a member of the team that successfully completed Pfenex’s initial public offering in 2014 and continued to lead business/corporate development and portfolio strategy as Chief Business Officer. During his tenure at Pfenex, Mr. Lucy completed over $1.5 billion dollars of partnership transactions. Pfenex was acquired by Ligand Pharmaceuticals in October 2020.

Prior to joining Dow in 2000, via Dow’s acquisition of Collaborative BioAlliance, Patrick served as Collaborative’s Director of Business Development. From 1995 to 1999, he held multiple operational roles at Lonza Biologics spanning quality control, validation, and capital project management. In his final role at Lonza, Patrick led the mechanical completion, start up and validation of a large-scale biologics manufacturing facility. He began his career in biotechnology at Repligen Corporation in 1991 serving in a variety of laboratory-based roles following his graduation from Villanova University. Patrick currently serves on the Scientific Advisory Board of immuTide, Inc., an early-stage peptide-based checkpoint inhibitor platform company.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Mark Emalfarb

Chief Executive Officer

Phone: (561) 743-8333

Email: memalfarb@dyadic.com